                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-76720


PROSPECTUS

                                 226,905 Shares

                         WEATHERFORD INTERNATIONAL, INC.

                                  Common Stock

                                   ----------

         The selling stockholders of Weatherford International, Inc. listed on pages 4 and 5 may offer and resell up to 226,905 shares of our common stock under this prospectus. We will not receive any of the proceeds from sales of shares by the selling stockholders.

         Our common stock is traded on the New York Stock Exchange under the symbol "WFT". On January 17, 2002, the last reported sales price for our common stock on the New York Stock Exchange was $33.18 per share.

         The selling stockholders may sell these shares from time to time on the New York Stock Exchange or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for their legal fees and for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses.

         Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is January 18, 2002.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO WEATHERFORD AND USE PHRASES SUCH AS "WE" AND "US", WE ARE GENERALLY REFERRING TO WEATHERFORD INTERNATIONAL, INC. AND ITS SUBSIDIARIES AS A WHOLE OR ON A DIVISION BASIS DEPENDING ON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.............................................2

SELLING STOCKHOLDERS............................................................4

PLAN OF DISTRIBUTION............................................................7

LEGAL MATTERS...................................................................7

EXPERTS  .......................................................................7

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

         The following documents that we have filed with the SEC (File No. 1-13086) are incorporated by reference into this prospectus:

         o Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment Nos. 1 and 2 to Form 10-K on Forms 10-K/A;

         o        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001;

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

         o        Our Current Report on Form 8-K dated January 30, 2001;

         o Our Current Report on Form 8-K dated February 9, 2001, as amended by Amendment No. 1 to Form 8-K on Form 8-K/A;

         o        Our Current Report on Form 8-K dated April 19, 2001;

         o        Our Current Report on Form 8-K dated August 13, 2001;

         o        Our Current Report on Form 8-K dated October 24, 2001;

         o        Our Current Report on Form 8-K dated November 6, 2001;

         o        Our Current Report on Form 8-K dated November 16, 2001;

         o        Our Current Report on Form 8-K dated November 30, 2001; and

         o The description of our common stock contained in our Registration Statement on Form 8-A (filed May 19, 1994) and as amended by our Registration Statement on Form S-3 (Registration No. 333-44272), including any amendment or report filed for the purpose of updating such description.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Secretary (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.

                              SELLING STOCKHOLDERS

         This prospectus is part of a registration statement that we filed pursuant to registration rights granted to the selling stockholders under an agreement we entered into in connection with our acquisition of Specialty Machine & Supply, LLC.

         Pursuant to the terms of the acquisition agreement, we will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. The agreement also provides that we will indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or will contribute to payments the selling stockholders may be required to make in respect thereof. The selling stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses for any shares that are registered and that they sell. We expect to withdraw registration of any unsold shares on or shortly after May 31, 2003, when we expect the shares will be eligible for public sale pursuant to the exemption from registration provided by Rule 144(k) under the Securities Act of 1933.

         The following table sets forth the beneficial ownership of common stock by each selling stockholder as of January 18, 2002, all of which may be sold pursuant to this prospectus:

                                                                               PERCENTAGE OF
                         NAME OF                           NUMBER OF SHARES     OUTSTANDING
                   SELLING STOCKHOLDER                       OWNED (1)(2)       SHARES (3)
---------------------------------------------------------  ----------------    -------------
Michael Porter...........................................               912          *
Michael V. Johnson.......................................               159          *
Michael R. and Jane L. Nicolais..........................               159          *
John David Hervey........................................                53          *
Craig Klaasmeyer.........................................                63          *
Trevor Turbidy...........................................                63          *
John B. Turbidy, Sr......................................                47          *
Nita Sanger..............................................                47          *
John H. Blankley.........................................                32          *
William R. Ziegler.......................................             5,990          *
Edwin T. Markham.........................................               225          *
Steven A. Webster........................................            13,789          *
Douglas A. P. Hamilton...................................             2,673          *
Paul B. Loyd, Jr.........................................             4,734          *
Arvind S. Sanger.........................................             1,142          *
Antony T. F. Lundy.......................................             4,071          *
Stig Wennerstrom and Britt-Marie Wennerstrom.............               554          *
Lawrence Allen Lundy.....................................               111          *
Steven C. Rodger.........................................                90          *
Lawrence A. Peck.........................................               279          *
Thomas R. Plante, Jr.....................................                27          *
Robert Maina.............................................                53          *
David C. Bradshaw........................................               105          *
Curtis and Jaime Launer..................................                53          *
Phokian Potamianos and Elizabeth Anne Casey..............               105          *
J. Kent Sweezey..........................................                53          *
Sunbeam Maritime Inc.....................................             5,887          *

                                                                               PERCENTAGE OF
                         NAME OF                           NUMBER OF SHARES     OUTSTANDING
                   SELLING STOCKHOLDER                       OWNED (1)(2)       SHARES (3)
---------------------------------------------------------  ----------------    -------------
Roy T. Oliver, Jr........................................               729          *
Mike Mullen..............................................               729          *
Thomas H. O'Neill, Jr....................................             4,704          *
Sea Eagle Chartering Ltd.................................               661          *
Mount Airy Shipping & Trading Ltd........................               661          *
Cerrito Partners.........................................             5,887          *
Roberto Marsella.........................................             1,067          *
Islandia, L.P............................................             1,473          *
Roberto Marsella as Trustee for the Cinque Grat..........               406          *
Tarpon Enterprises, L.L.C................................             1,619          *
Lakeshore Resources......................................             1,183          *
Equus II Incorporated....................................            60,595          *
Trent B. Latshaw.........................................             8,774          *
Growth Capital Partners (4)..............................             3,315          *
Will's Wei Corporation...................................            10,485          *
Debera Reiley............................................               605          *
Richard H. Reiley........................................               454          *
Gladys B. Latshaw........................................               197          *
Jay L. and Linda Fierke..................................               197          *
Michael T. Mino..........................................                90          *
Wayne Meyer..............................................                90          *
Jack T. Madeley..........................................                90          *
Fred Domingue............................................             4,722          *
Gerald Chiasson..........................................             4,722          *
Jack C. Hisaw............................................             4,722          *
Floyd D. Lambert.........................................             2,508          *
Layne M. Boudreaux.......................................             2,085          *
Joseph D. Sarver ........................................               281          *
S. Charles Maurice.......................................             1,369          *
Finova Mezzanine Capital Inc.............................            17,868          *
Tulsa Industries, Inc.(5)................................            43,141          *

----------

*        Less than 1%.

(1) Because the selling stockholders may offer all or a portion of the shares pursuant to this prospectus, we cannot estimate to the number of shares of our common stock that the selling stockholders will hold upon termination of any sales.

(2) The selling stockholders have sole voting and sole investment power with respect to all shares owned. Ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling stockholders.

(4) Charles C. Stephenson, Jr., John T. McNabb, II, Fenner R. Weller, Jr., David W. Sargent and Growth Capital Partners, L.P. are the beneficial owners of Growth Capital Partners.

(5) In May 2001, we entered into an acquisition agreement with Tulsa Industries, Inc. and Specialty Holdings, Inc., a wholly-owned subsidiary of Tulsa, in connection with the acquisition of Specialty Machine & Supply, LLC. These shares are held in escrow to secure certain indemnification obligations to us in connection with our acquisition of Specialty Machine & Supply, LLC.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that they may sell the shares on the New York Stock Exchange or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o transactions in options, swaps or other directives, whether exchange-listed or otherwise;

         o short sales, ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         o        privately negotiated transactions.

         Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales of shares. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any proceeds or commissions received by them or any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         When any of the selling stockholders notifies us of a particular offering of common stock under this prospectus, we will file a prospectus supplement, if required by the Securities Act of 1933, setting forth:

         o the number of shares being offered and the terms of the offering, including the purchase price;

         o the name of each of the participating broker-dealers or agents;

         o the purchase price paid for the shares purchased from the selling stockholders; and

         o any items constituting compensation from the selling stockholders.

         We will not receive any of the proceeds from the sale of the shares offered by this prospectus.

                                  LEGAL MATTERS

         Burt M. Martin, our Vice President - Law, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Mr. Martin holds options to purchase 239,013 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of Weatherford International, Inc. and the related consolidated financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.